Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Sunshine Heart, Inc. Second Amended and Restated 2011 Equity Incentive Plan, Sunshine Heart, Inc. 2013 Non-Employee Directors’ Equity Incentive Plan, and Sunshine Heart, Inc. New-Hire Equity Incentive Plan, with respect to the consolidated financial statements of Sunshine Heart, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Minneapolis, Minnesota

March 18, 2014